Exhibit 21

SUBSIDIARIES OF THE COMPANY

(As of April 30, 2012)1

Subsidiaries	State or Jurisdiction of Incorporation or Organization
CAFÉ Holding, LLC	Ohio
DECS International Mexico, S. de R.L. C.V.	Mexico
Eagle Family Foods, Inc.	Delaware
EB International Inc.	Barbados
Europe’s Best International SRL	Barbados
Fantasia Confections, Inc.	California
Folgers Café Servicos de Pesquisas, Ltda.	Brazil
IMC Bakery International, Inc.	Delaware
Inversiones 91060, C.A.	Venezuela
JMS Foodservice, LLC	Delaware
J.M. Smucker de Mexico, S.A. de C.V.	Mexico (domesticated in Delaware)
J.M. Smucker Holdings, LLC	Ohio
J.M. Smucker LLC	Ohio
Juice Creations Co.	Ohio
King Kelly, LLC	Ohio
Knudsen & Sons, Inc.	Ohio
Martha White Foods, Inc.	Delaware
Mary Ellen’s, Incorporated	Ohio
Millstone Coffee, Inc.	Washington
Milnot Company	Delaware
Rowland Coffee Roasters, Inc.	Ohio
Santa Cruz Natural Incorporated	California
Simply Smucker’s, Inc.	Ohio
Smucker Direct, Inc.	Ohio
Smucker Foods, Inc.	Delaware
Smucker Foods of Canada Corp.	Federal Canadian Corporation
Smucker Foods Holdings Company	Ohio
Smucker Foodservice, Inc.	Delaware
Smucker Fruit Processing Co.	Ohio
Smucker Holdings, Inc.	Ohio
Smucker Hong Kong Limited	Hong Kong, Peoples’ Republic of China
Smucker International, Inc.	Ohio
Smucker International Holding Company	Ohio
Smucker Manufacturing, Inc.	Ohio
Smucker Mexico, LLC	Ohio
Smucker Natural Foods, Inc.	California
Smucker Retail Foods, Inc.	Ohio
Smucker Sales and Distribution Company	Ohio
Smucker Services Company	Ohio
The Dickinson Family, Inc.	Ohio
The Folgers Coffee Company	Delaware
The Folger Coffee Company	Ohio

1	Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of certain subsidiaries of the Company have been omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of April 30, 2012.